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  FORM 3                                   U.S. SECURITIES AND EXCHANGE COMMISSION                           OMB APPROVAL
                                                      WASHINGTON, D.C.
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                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                OMB NUMBER 3235-0104
                                                                                                         Expires: September 20, 1998
                                                                                                         Estimated average burden
                                                                                                         hours per response ...0.5
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    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940



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
1.Name and Address of Reporting Person  2.Date of Event        4.Issuer Name and Ticker or Trading Symbol
                                          Requiring Statement
                                          (Month/Day/Year)
  ARV Assisted Living, Inc., a
  California corporation                  6/22/96              American Retirement Villas Properties II
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     (Last)     (First)     (Middle)    3. IRS or Social       5.Relationship of Reporting Person to Issuer      6.If Amendment,
                                           Security Number of            (Check all applicable)                    Date of Original
                                           Reporting Person      ___ Director               X  10%Owner           (Month/Day/Year)
                                           (Voluntary)           ___ Officer (give
                                                                              title below)  X  Other(specify        July 2, 1996
                                                                                                     below)      -------------------
                                                                      Managing General Partner
           245 Fischer Avenue
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               (Street)

Costa Mesa,        CA        92626          33-0160968
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      (City)     (State)     (Zip)

7. Individual or Joint/Group
   Filing (check Applicable Line)

   X  Form filed by One Reporting Person
      Form filed by More than One Reporting Person

                                                   TABLE I NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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  1.Title of Security                   2.Amount of Securities   3.Ownership Form:       4. Nature of Indirect Beneficial Ownership
    (Instr. 4)                            Beneficially Owned       Direct (D) or            (Instr. 5)
                                          (Instr. 4)               Indirect (I)
                                                                   (Instr. 5)

Limited Partnership Units                    15,254.4                  D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     (Print or Type Responses)                                            (Over)
                                                                 SEC 1473 (8/92)
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
FORM 3(continued) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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
1.Title of Derivative  2.Date Exercisable     3.Title and Amount of Securities  4.Conversion  5.Ownership        6.Nature of
  Security (Instr. 4)    and Expiration Date    Underlying Derivative Security    or Exercise   Form of            Indirect
                         (Month/Day/Year)       (Instr. 4)                        Price of      Derivative         Beneficial
                                                                                  Derivative    Security:          Ownership
                                                                                  Security      Direct (D)         (Instr. 5)
                                                                                                or Indirect (I)
                                                                                                (Instr. 5)
                        -------------------------------------------------------
                        Date        Expiration       Title          Amount or
                        Exercisable Date                            Number of
                                                                    Shares
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None
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Explanation of Responses:

   Corrects number of units obtained through tender offer.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                 /s/ GARY L. DAVIDSON                     February 12, 1997
                 -------------------------------          -----------------
                 **Signature of Reporting Person          Date

                 By:  GARY L. DAVIDSON
                 Its: Chairman

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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                                                                 SEC 1473 (8/92)